Exhibit 10.8

August 25, 2003

Harry Leonhardt
PO Box 3023
Rancho Santa Fe CA 92067

Dear Harry:

        We are pleased to extend to you an offer to join Senomyx, Inc. ("Company") as our Vice President and General Counsel. The following terms apply and will constitute your employment agreement with the Company (the "Agreement").

        1.    EMPLOYMENT.

          1.1    Term.    The term of this Agreement shall begin on your first day of work for the Company which is scheduled for September 8, 2003, and shall continue until terminated in accordance with Section 4 herein.

          1.2    Title.    You shall have the title of Vice President and General Counsel of the Company and shall report to me, the CEO of the Company. You shall serve in such other capacity or capacities as the Company may from time to time prescribe.

          1.3    Duties.    You shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Vice President and General Counsel, consistent with the bylaws of the Company. As a Company employee, you will be expected to comply with Company policies and acknowledge in writing that you have read the Company's Employee Handbook. The Company's Employee Handbook may be modified from time to time at the sole discretion of the Company.

          1.4    Location.    Unless otherwise agreed in writing, you shall perform services pursuant to this Agreement at the Company's offices located in San Diego, California, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require you to travel temporarily to other locations in connection with the Company's business.

        2.    LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

          2.1    Loyalty.    During your employment by the Company you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Agreement.

          2.2    Covenant not to Compete.    Except with the prior written consent of the Company's Board of Directors (the "Board"), you will not, while employed by the Company, or during any period during which you are receiving compensation or any other consideration from the Company, engage in competition with the Company and/or any of its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during your employment by the Company (collectively, "Affiliates") either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.

          2.3    Agreement not to Participate in Company's Competitors.    During your employment by the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

        3.    COMPENSATION.

          3.1    Base Salary.    The Company shall pay you a base salary of Two-hundred-twenty-five thousand Dollars ($225,000) per year, less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

          3.2    Discretionary Bonus.    In addition to your base salary, you will be eligible to receive an annual discretionary bonus of up to twenty-five percent (25%) of your then current base salary based upon your performance against specific milestones to be defined by the CEO.

          3.3    Stock Options.    Upon commencement of your employment hereunder, you shall be granted pursuant to the terms of the Company's 1999 Equity Incentive Plan, as amended (the "Plan"), an option to purchase up to 230,000 shares of the common stock of the Company (the "Option"). The Option shall be an incentive stock option to the extent permitted by applicable Federal income tax law. The exercise price of the Option will be equal to the fair market value of the common stock on the date of the grant, which is expected to be $0.30 per share. The Option will vest over four (4) years according to the following schedule (i) twenty-five percent (25%) of the total shares will vest upon the first anniversary of the commencement of your employment with the Company; (ii) 1/48th of the total shares subject to the Option will vest at the end of each one-month anniversary beginning at the end of the one year and will continue to vest over the following three year period. The Option will be governed by a separate Stock Option Agreement and the Plan.

          3.4    Option Rights Upon Change of Control.    The Plan contains a "double trigger" vesting acceleration provision such that, as more fully specified in the Plan, if your employment terminates under specified circumstances following a change in control of the Company (as defined in the Plan) such option shall immediately become 100% vested and exercisable in full.

          3.5    Employment Taxes.    All of your compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

          3.6    Vacation; Benefits.    You will be entitled to up to seventeen (17) days of Paid Time Off ("PTO") per year. In addition, you shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company's executive or key management employees.

        4.    TERMINATION.

          4.1    Termination By the Company.    You shall be an at will employee. The Company may terminate your employment under this Agreement at any time, for any reason or for no reason, with or without cause, upon thirty days advance written notice to you. Upon termination of your employment by the Company, the Company shall pay the your base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to you under this Agreement.

          4.2    Termination By You.    You may resign your employment at any time upon thirty (30) days written notice to the Company, delivered to the CEO. Upon such resignation, the Company shall pay you your base salary and accrued and unused vacation earned through the date upon which the Company, in its sole discretion, accepts such resignation, and you shall not be entitled to any other benefit or compensation and the Company shall have no further obligations to you under this Agreement.

          4.3    Termination by Mutual Agreement of the Parties.    Your employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing. Any such termination of employment shall have the consequences specified in such writing.

          4.4    Survival of Certain Provisions.    Sections 2.2 and 5 shall survive the termination of this Agreement.

        5.    CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

        5.1   As a condition of employment you agree to execute and abide by the Company's standard Proprietary Information and Inventions Agreement, attached hereto as Exhibit A.

        5.2   While employed by the Company and for one (1) year thereafter, you agree that in order to protect the Company's trade secrets and confidential and proprietary information from unauthorized use, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

        6.    ASSIGNMENT AND BINDING EFFECT.

        This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of your duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by you. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

        7.    CHOICE OF LAW.

        This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

        8.    INTEGRATION.

        This Agreement, including Exhibit A, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of your employment and the termination of your employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit A hereto, the Proprietary Information and Inventions Agreement controls.

        9.    AMENDMENT.

        This Agreement cannot be amended or modified except by a written agreement signed by you and the Chairman of the Board of the Company.

        10.    WAIVER.

        No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

        11.    SEVERABILITY.

        The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties' intention with respect to the invalid or unenforceable term or provision.

        12.    INTERPRETATION; CONSTRUCTION.

        The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

        13.    REPRESENTATIONS AND WARRANTIES.

        You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity.

        14.    COUNTERPARTS.

        This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

        15.    LITIGATION COSTS.

        Should any claim be commenced between the Parties or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the Party prevailing in such action shall be entitled, in addition to such other relief as may be granted to a reasonable sum as and for that Party's attorney's fees in such action.

        16.    ELIGIBILITY.

        As required by law, this offer and Agreement is subject to satisfactory proof of your right to work in the United States.

        If you accept employment on the terms described above, please sign and date this letter in the space provided below and return it to me no later than August 29, 2003. After such date this offer shall lapse.

        We look forward to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,

Senomyx, Inc.

/s/ KENT SNYDER Kent Snyder, President and CEO
Agreed and Accepted:
/s/ HARRY LEONHARDT HARRY LEONHARDT

Dated:	August 26, 2003